Exhibit 99.2

MANAGEMENT DISCUSSION SECTION

Operator:  Good morning everyone, and thank you for joining today’s Helicos Biosciences Fourth Quarter 2007 Earnings Call.  Today’s call is being recorded.  For opening remarks and introductions I would now like to turn the call over to Mr. Stan Lapidus, Chairman and CEO.  Please go ahead sir.

Stanley N. Lapidus, Chairman and Chief Executive Officer

Good morning ladies and gentlemen, and thank you for joining us today.  I am joined by my colleague, Steve Lombardi, who is the company’s President and COO.  First I will make a Safe Harbor statement.

During this call, we may make various remarks about the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of safe harbor provisions under the Private Securities Litigation Reform Act of 1995.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  These risk factors are discussed in Helicos’ public filings with the SEC.  We encourage you to review these documents carefully.  Forward-looking statements are made as of today’s date and we expressly disclaim any obligation to update this information.

I’d like to start by providing a bit of perspective.  We just commercialized the world’s first single molecule DNA sequencer.  Our approach provides simplicity, scalability, low cost per megabase and extremely, extremely higher throughput.  This throughput capacity and workflow of the HeliScope Genetic Analysis System we expect will provide researchers with the tools they need to unravel complexities of genomics and accelerate the pace of scientific discovery.

To touch upon a point we covered in a press release last Friday, we announced the resignation of our CFO, Louise Mawhinney.  Her resignation is effective March 19th.  Louise played an essential role in our successful IPO in 2007 and has paved the way for us to operate as a compliant public corporation.  We thank Louise for her important contributions to Helicos and wish her all the best in the future.

Our vision from Day One of this company was to enable genome research at an unprecedented scale.  We believe this powerful new technology will have significant impact on the scientific community by enabling direct experiments on a human genome that can dramatically affect the understanding, the diagnosis and the treatment of genetic diseases such as cancer, and usher in an era of postmodern medicine.

We’ve made rapid progress since Day One, which was just four years ago, almost four years ago to this date.  As you know, we shipped the world’s first commercial single molecule DNA sequential last week. In this we met our guidance as we set forth in our November Q call.  This achievement was only possible because of the extraordinary efforts on the part of the whole Helicos team.  So ladies and gentlemen, we thank you. It was a truly outstanding effort.

I want to turn the call over now to Steve Lombardi, who will provide you with a recap of 2007 and give you a business update.

Steve Lombardi, President and Chief Operating Officer

Thanks, Stan, and good morning everybody.  At the start of 2007 the company understood that success in a white-hot market like genetic analysis meant that it wasn’t important just to complete the product development effort, but that we needed to transform ourselves into a fully functional company capable of manufacturing, selling and supporting its products.

Enough progress had been made in the product development program that we felt confident enough to pursue an IPO, which we completed in late May.  With that investment, the remainder of 2007 represented the transition of what was essentially an R&D company to a commercial company with the skills required for the next stage of the company’s growth.  And central to this next stage is to make progress towards our goal of providing customers with a “Clear Path to the $1,000 Genome.”

The highlights of our 2007 progress were the following.  We hired an experienced set of executives with the clinical skills that round out the management team and complement the world-class R&D team built around Bill Efcavitch, our SVP of R&D.  We doubled the number of employees in the company by the end of 2007 with outstanding individuals across the enterprise.  These people have the skills, the passion, and the energy to foster our success in the marketplace.

In R&D, we continued on our fast-paced trajectory of technology development. Highlights include the following.  We created a new generation of novel nucleotide analog that effectively defined the true single molecule sequencing process around a spectrum of uses for the platform, and this innovation continues today.  We successfully brought online the first production instrument that we call the HeliScope with an unprecedented 1.3 billion bases per hour of imaging rate.  This imaging headroom is critical to our product strategy of providing customers on Day One with an instrument capable of sequencing at the $1,000 genome performance rate. We successfully enabled our early market applications and met the performance criteria of our first generation assays that we view as essential to market acceptance. And we continue to improve the performance of the single molecule assay that provides significant competitive advantage.

In operations, we put into place and began to build out of our instrument and reagents manufacturing space that will provide us the infrastructure and processes to meet our 2008 and 2009 customer demands. Critical to this effort was successfully implementing the first phase of our ERP application.  We created a commercial team encompassing sales, marketing, and customer support.  Sufficient for our commercial focus today, we’ll be adding more personnel as the sales pipeline and install base grows.  And lastly, as we look towards a robust and dynamic marketplace in 2008 and 2009, we secured a $20 million credit facility from GE Financial at the end of 2007 to provide us the working capital flexibility required to manage our growth.  2007 was an outstanding year for the company, and 2008 has started just as well.

I’d like to now provide you with a business update and our guidance for 2008, but first let me recap the details of our recent announcement, the first ever shipment of a single molecule DNA sequencer.  We believe this marks an inflection point in genomic analysis and represents a major achievement in measurement science.  Over the last 20 years many research groups and commercial companies have attempted to develop and commercialize single molecule sequencing.  It was Professor Steve Quake of Stanford University who in 2003 published groundbreaking work that demonstrated the ability to determine sequence information from single molecules.  Our technology builds upon Dr. Quake’s work and provides the scientific community for the first time the capability to make direct DNA measurements of billions of individual strands of DNA and provide customers the first “Clear Path to the $1,000 Genome.”

The HeliScope system was sold to Expression Analysis of Durham, North Carolina, a leader in providing a wide range of genomics services and a strong market presence within pharma and several large academic health centers.  This shipment for Expression Analysis supports our marketing strategy that the HeliScope will grow the market for large-scale genome research.

While we certainly expect to enable large research programs like ENCODE and the 1,000 Genomes to elucidate the structure and function of the genome, companies like Expression Analysis represent a whole new class of customers who together with the large genome centers can use our platform to derive in-depth biological meeting from genetic information and enable the use of genetic information in ways we can’t even imagine today.

So let me now give you an update of our R&D program.  In our DNA sequencing development program our efforts continue to show the power of the single molecule approach in the trajectory of its develop.  Just a few weeks ago at the Marco Island sequencing meeting, Bill Efcavitch presented Helicos sequencing data on a 200kb BAC DNA template of the type which is of interest to genome centers and a panel of 4 oncogenes of the type, which of interest to the academic health centers and to pharma.  These data soon to be available on our website through our open source program shows the community for the first time the power of the Helicos platform.

Our R&D team sequenced both sets of targets with 99.5% per base accuracy across read lengths of 25 to 50 bases with consistent efficient coverage.  In the BAC sample the consensus sequence was correctly identified providing a definitive proof of the world’s first single molecule sequencing approach.  In the oncogene panel performance was sufficient to accurately identify known mutations from the HapMap project and provided accurate data to identify additional SNPs found in the samples.  This important reference set proves the utility of our tSMS approach in medical resequencing application and important projects like the 1,000 Genomes project which are seeking to produce a catalog of variance that are present at 1% or greater frequency in the human genome across most of the genome, and down to 0.5% or lower within genes.

In our gene expression development program, at a recent Lab Automation scientific conference where one of our collaborators showed early data on the 90-gene signature important in chemogenomics. The feedback we received from pharma was very encouraging as they looked to deploy genomics applications throughout their drug discovery and development pipeline.

In our research program, we continue to make strong progress along many fronts.  As part of our $1,000 Genome grant from the NIH, we continue to see promise in our ability to create a simple, flexible, paired-end read protocol for the tSMS assay.  By simply sequencing both ends of a template, the sample prep process under development is a simple alternative to the process used for normal templates, and enables paired-end sequencing across many uses.

An important milestone reached in this project is confirmation that the tSMS process can effectively sequence the ends of templates up to 2kb in length.  Our research program in the analysis of the transcriptome continues to show great promise.  Tim Harris, our Senior Director of R&D, presented data at the Marco Island meeting from our ongoing collaboration with Dr. Victor Ambrose on the characterization of microRNAs.  Our data shows accurate identification in counting of known microRNAs and with the ability of tSMS to interrogate deep into the transcriptome, we were able discover new microRNA species.

The next milestone for this project is the development of an unamplified version of the assay that leverages all the strengths of the single molecule platform.  In the area of cDNA sequencing and digital gene expressions, another critical component of our transcriptome research program, we have developed an amplification-free assay that has shown exquisite results in both quantitation and sequence accuracy in a yeast model system.  Our next milestone is to apply the assay study to human transcriptome to assess its performance in human tissues and to enter into collaborative agreements to further demonstrate the value of this important application.

Out in the marketplace, our sales team continues to make progress with the early-adopter segment of our marketplace.  Prospective customers worldwide are captivated by the ability of the Helicos technology to make direct DNA measurements of the samples. And as we publish more data, which form the critical proof points of our positioning, prospects are confirming the value of the platform as a genetic analysis engine that can fuel the next generation of experiments.  Simple sample prep, the powerful HeliScope, and real-time image processing, together, create a production level genetic analysis workflow of design from Day One for these new experiments that create value for the genome center and academic health center alike.

So to inform you of our 2008 outlook, in a very competitive market, we know our growth and long-term success is still very dependent on our ability to make use of the massive headroom of imaging capacity of the HeliScope through better single molecule chemistry; as such, we expect by the end of the year to accomplish the following milestone:

An increase in sequencing throughput and its concomitant decrease in running cost.  One very important finding from our initial testing of the HeliScope for sequencing suggests that there is strong utility for our single-pass, 90 megabase per hour tSMS assay in candidate region sequencing applications.  This finding has been the result of our ongoing development program to improve the performance of the tSMS assay.  At a 90 megabase per hour rate single-pass sequencing on the HeliScope could generate 15 gigabases of data in seven days.  That is the equivalent of generating 10X coverage of a human genome in two weeks, which is $36,000 in tSMS reagents.  Each of the 50 channels on the HeliScope would generate data around 300 megabases of DNA sequence or a 0.1X coverage of a genome.

Early customer feedback is obviously very strong especially from genome centers.  We’re setting up collaborations to test and confirm this finding, and we are also use testing these improvements on a production HeliScope to be able to set commercial specifications.  We will provide updates when we have more data.

We plan on the second half of 2008 to expand our offering in gene expression to discovery applications using our amplification-free digital gene expression assay.  With the newly gained knowledge of the human transcriptome from projects like ENCODE, scientists are keen to ask hypothesis-free questions to enable them to understand the complete transcriptome of human tissues.  Having an assay that can interrogate deeply into the transcriptome and also deliver allelic information about each transcript will be of great value to researchers.  In combination with high throughput copy number determination this assay could be of great value to oncology research.

In the area of candidate region re-sequencing our plans for the later part of the year are to leverage the advantages of single molecule sequencing to offer a new sample prep process for multiplex sample prep of candidate regions.  As the number of candidate regions of interest grows from the output of genome-wide association studies and functional programs like ENCODE researchers are searching for ways to scale sample prep to big experiments without having to prep each candidate region separately.  We have strong proof that the tSMS approach combined with novel multiplex prep methods provides deep, consistent coverage across hundreds of regions prepped in unison.

As we look out to all of 2008, we see a vibrant marketplace poised to start the next generation of experiments that take what we know of the genome and apply it in novel ways and experiments that allow science to make the next set of discoveries about the genome itself.

Our target market consists of approximately 300 institutions across pharma and biotech, the large academic health centers and the private research institutes and genome centers.  Our 2008 goal is to continue to focus our sales efforts on the 30 to 40 early adopters that form the beachhead of our commercial strategy.

Providing a specific number of shipments to these and other sites this year is premature given the dynamics of the market and our planned performance improvements.  What is critical for us is getting placements across the target market in 2008, getting these customers up and running, and making them as successful as possible.  To provide clarity on our performance we intend to provide numbers on instrument shipments and backlog throughout the year during our quarterly updates.  It’s premature at this time for us to guide to revenue.  There are just too many variables; timing of revenue recognition, market conditions and customer feedback from initial placements.

Cash at the start of the year was approximately $52 million.  The cash burn for the year is forecasted to be between 40 and 50 million.  As we learn more about our order ramp for the year and can make a clear determination of our inventory needs we will continue to provide updates on our cash position.

Helicos ability to introduce single molecule technology to market in just four years has been an amazing feat.  The company not only successfully invented a myriad of technologies that range from hardware to novel nucleotides, to the concept of single molecule grade water, but made these inventions at a time horizon compatible with doing effective product development.

As a result of this effort, we believe we are in a strong intellectual property position across the technological landscape.  This effort encompassed our employees, our scientific advisory board and our investors who share the vision and funded our enterprise.  To all we thank you and want you all to remember that we’ve just crossed the starting line in this race, to enable the science community to uncover the complete story of how the genome plays a role in disease and in health.  Having crossed this line, we are now focused on delivering on our promise to get our customers across the $1,000 Genome barrier; a milestone that most experts of the industry believe will usher in the era of genomics-based personalized medicine.

I would like to now provide a financial update of the 2007 calendar year.  For the quarter ended December 31st, 2007 the company reported a net loss of $10,419,000 or $0.50 per share, compared with a net loss of $6,951,000 or $4.91 per share for the last quarter of 2006.

For the year ended December 31st, the company reported a net loss of $54,945,000 or $4.23 per share, compared with a net loss of $20,580,000 or $16.35 per share for the year ended 2006.  The company’s net loss in 2007 included a non-cash charge of $18,140,000 for the beneficial conversion feature related to redeemable convertible preferred stock issued in January 2007, which were automatically converted to common stock at the company’s IPO.

The company reported $117,000 in revenue for the quarter ended December 31st, 2007 compared with 159,000 for the last quarter of 2006.  For the entire year, the company reported $582,000 in revenue compared with $159,000 in 2006.  These amounts represent grant revenue from the National Institutes of Health.

Total operating expenses for the fourth quarter were $10,969,000 compared with $7,165,000 in 2006.  For the entire year, total operating expenses were $39,070,000 compared with $21,299,000 in 2006.  The company ended the year in 2007 with $52,683,000 in cash and cash equivalents.

Removing the 10 million in debt from the first tranche of the GE debt facility, we ended the year with $42,683,000, which is above our guidance of $40 million in cash by the end of the year.

And with that I will turn the call back to Stan to wrap up.

Stanley N. Lapidus, Chairman and Chief Executive Officer

Thank you, Steve.  Let me once again thank the men and women of Helicos for an outstanding job for their contributions to the creation of this breakthrough technology.  We will now take your questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you.  [Operator Instructions].  And we will go first to Derik de Bruin with UBS.

<Q — Derik de Bruin>: Hi, good morning.

<A — Stanley Lapidus>: Good morning.

<Q — Derik de Bruin>: Hello.

<A — Stanley Lapidus>: Derik, good morning.

<Q — Derik de Bruin>: Hi, so could just give some color on what your discussions have been with potentially new customers and what are they waiting for in terms of adopting the HeliScope? I’d compare that to discussions you have with Expression Analysis and what your potential new customers are looking at?

<A — Steve Lombardi>: Sure. Good morning, Derik. This is Steve.  We have had a whole host of customers into Cambridge since the Marco Island meeting.  Showing them, as I talked about it [inaudible] first look at the HeliScope data for sequencing; that effort went really well.  As we’ve talked about before, we have an early market focus that includes both sequencing and gene expression applications.  And as such a company like Expression Analysis who does genomic services across that myriad of applications, when they came in earlier in the year, were very impressed with our ability to do things across that spectrum.

As such, when you combine that with the fact that they can make a single investment in technology and not have to worry about instrument upgrades, they were very excited about getting early access to the technology and gave us the first order.  I think the customers from the Marco Island meeting much more interested in sequencing, and as I said they’ve been in the queue to come through Cambridge over the last few weeks, and we’ve received some really good feedback.

<Q — Derik de Bruin>: Okay. When you start talking about, what are the new customers looking for, potential new customers, particularly in sequencing, looking for in terms of performance that you can show them or acceptance criteria?  What really are the features that they want to see in addition to what you’ve already shown them?

<A — Steve Lombardi>: Well, they are very interested in our trajectory to get to higher throughput.  The real promise of the single molecule chemistry is not in looking at 20 to 25 megabases an hour, it’s to make use of the imaging capacity of the HeliScope.  So they are very intrigued as to what that trajectory will look like.  And we tried to provide some transparency today by talking about the 90 megabase per hour sequencing rate that we’ve been looking at.  Another key area as people look toward whole genome approaches is in the area of paired-end reads.  So we’ve been showing people the progress we’ve been making in being able to sequence long fragments. And with our ability to get very high accuracy across long read lengths, we think the combination of those two will be a very powerful approach.

<Q — Derik de Bruin>: Okay, and I know you mentioned both of those this year — are those milestones likely to be achieved by the end of 2008?  Do you think you’ll have the 90 point fleshed out and ready for commercial launch?

<A — Steve Lombardi>: We know that the single-pass sequencing has utility, in the fact that we’ve reduced our accuracy to a point where that has a lot of interest in...

<A — Stanley Lapidus>: Improved our accuracy.

<A — Steve Lombardi>: ...improved our accuracy in looking at candidate regions.  We need to do the testing of this single pass on a HeliScope to be able to really set specifications.  But 90 is probably a good starting number for what that could be.  And we don’t know yet how long it’ll take to do all of the testing and be able to get that out into the community.  But concomitant with that testing is collaborations that Patrice [Milos] will be doing to really prove out the utility of this and be able to show the value in real experiments.

<Q — Derik de Bruin>: And what is the error rate of the single pass at this moment in time?

<A — Steve Lombardi>: Again, we’re right in the process of trying to measure that per base rate.  We’ve got a bunch of testing to do to be able to set those specifications, but from what we can see, Derik, they’re good enough to be able to detect SNPs.  One of the important findings in this was that the substitution error rate seems to be a very small part of the overall error budget, which really helps when you’re trying to find SNPs.

<Q — Derik de Bruin>: Okay.

<A — Stanley Lapidus>: Derik, thank you.  We’ll circle back to you if there is additional time at the end of the call.  We want to make sure there is time for additional questioners.

Operator:  Thank you.  We’ll go next to Tycho Peterson with JPMorgan.

<Q>: Hi, this is Sungee sitting in for Tycho.  How are you guys doing today?

<A — Stanley Lapidus>: Great, Sungee, how are you?

<Q>: Fine, thanks.  I guess I have couple of questions.  The first one is, could you give us a sense if possible of how long it will take Expression Analysis to validate the system, and to that extent kind of when they might be able to hit full running capacity on the HeliScope?

<A — Steve Lombardi>: We have a process in place to bring the instrument up electrical mechanically, to then bring the instrument up from the perspective of the core assay, then to do an application approach to checking out its performance.  As this is the first instrument shipped, it’s very hard for us to define what that process is going to be.  We’ve always said that we believe that revenue recognition is going to be at least in the second half of the year.  I think as we begin to move that process along we’ll be able to provide much more clarity on how it’s going.  But as this is the first, I don’t have a lot of data to back it up on.  But one thing we do know is that the instruments beyond the one we have shipped are coming up quite nicely at the electrical mechanical level.  So we think we will do well there. But getting the assay up and running and then the application, we’ll just have to see how it goes.

<Q>: Okay. And also if you could provide more color on the pricing for the first instrument and if that is a point of concern for your conversations with potential new customers?

<A — Steve Lombardi>: We haven’t seen price from a value perspective be of any issue at all.  I think people are seeing the value of the instruments and saying, “Okay, how do I get the 1.35 million,” because they’ve been budgeting for others, but we’re not seeing any pushback on this from a value perspective at all.

<Q>: Okay, thank you.

<A — Steve Lombardi>: Sure.

Operator:  Thank you.  We will go next to John Sullivan with Leerink Swann.

<Q — John Sullivan>: Hey guys, good morning.  Can you hear me, guys?

<A — Stanley Lapidus>: Yes.

<Q — John Sullivan>: Yes, great.  Couple of quick questions.  As you’re talking to the current list of potential customers and the folks that you believe to be early adopters, do you think that those customers are waiting to see some external validation from your first placement?

<A — Steve Lombardi>: John, that’s a really good question.  I think they are most interested in the trajectory of this technology; it really gets to the promise of it and the value proposition of what we can do. And one of the reasons why we have both Bill as Head of Product R&D and Patrice as Chief Scientific Officer is to be able to do those things in unison.  So we’ve been able to when people come in show them the work that we’ve been doing with real samples.  And as we’re able to get Patrice more and more access to an instrument and be able to really start cranking that collaborative effort up, I think we’ll have an ability to not only leverage what will be in our customer base, but what we can do internally with real samples.  There’s a whole host of people with very, very interesting ideas of what can be done.

<Q — John Sullivan>: Okay.  If today one of your targeted early adopter customers came to you and said we’re interested, can you take our samples and run and give us some sequence information in our samples, are you able to do that in your shop today?

<A — Steve Lombardi>: Yes, but we don’t want to get into a demo situation on this.  That can be very frustrating because then it can stall you.  We’re very confident that given the feedback we’re getting, the performance that we can show today, and the data we’re seeing from these new applications that I talked about, that we can get orders in Q2 and get this trajectory moving.

<Q — John Sullivan>: Okay, and then my last question. Can you just talk about the head count of the company today and based on your plan for 2008 what the head count would likely be at the end of 2008?

<A — Steve Lombardi>: We don’t give out numbers, John, but we basically doubled the number of employees in 2007, mostly hiring people in operations and in the nascent commercial effort.  We have a plan in place to hire more people in both of those areas concomitant with the sales pipeline and getting in business, as well as beefing up Bill’s area in R&D and really filling out Patrice’s group in the CSO organization.

<Q — John Sullivan>: Thanks very much.

<A — Steve Lombardi>: No problem, John, thank you.

Operator:  Thank you.  [Operator Instructions].  We will go next to Un Kwon-Casado with Pacific Growth Equities.

<Q — Un Kwon-Casado>: Hi, good morning.

<A — Stanley Lapidus>: Good morning, Un Kwon.

<Q — Un Kwon-Casado>: I was wondering, Steve, could you talk about your sample process in a little bit more detail?  That’s one of the key advantages that you’ve often cited, your system vis-à-vis competitors.  So if you could talk in more granularity about the time, the throughput, etc., that’d be helpful.

<A — Steve Lombardi>: Sure.  It’s a very simple process that once the customer gets whatever application they want to utilize on the instrument to a certain state, and they can do that from a whole genome perspective, they can do that from a chromatin immunoprecipitation assay, they can do it from PCR amplicons, all sorts of things.  It’s a very straightforward method.  For the single-pass approach you would literally just attach a poly(A) tail to the DNA once it’s fragmented to about a 100 to 200 base pair nominal length and hybridize it to the support.  For the dual-path methods that we offer today you would add in a extra step of y-gating on a common end to the 5 prime end of each molecule, so that you could then sequence each of those strands in a sense down towards the flow cell and be able to melt off and sequence it again.

So it’s very straightforward, it’s very scalable to the types of experiments that people are interested in.  There is no intricate amplification steps required other than the ones that people want if they’re looking at candidate regions.  It’s a couple of days and really straightforward.

What’s exiting us about the digital gene expression assay, is we’ve figured out a way of doing this in a very straightforward way where there is no amplification required at all.  So it makes cDNA sequencing, you can think of it that way, really amenable to the tSMS approach.  So, something we’re excited in because if you don’t have to do amplification in these counting assays it really lends the customer the ability to get very accurate quantitation of what’s going on.

And then the yeast model system we’ve worked on, the results have just been stunning. We chose the yeast model because there is a lot known about the yeast transcriptome. When you use these new techniques to look into the human, you start seeing things that you don’t know; and you don’t know if those are sample prep errors or are they new things that we haven’t seen before, because we know now there’s not much known about the completing transcriptome. So we went back and looked at a yeast system, got some confidence, and are now applying it to human.  And we’ll provide more data as we get more information on it.

<Q — Un Kwon-Casado>: Okay.  So for example with the dual-pass method, if it takes a couple of days now for your initial performance specs, the way for us to conceptualize it is, if you do get, say a tenfold increasing in your sequencing throughput, how does the sample prep increase in complexity?  Can you then use the same couple of days to go through the sample prep?

<A — Stanley Lapidus>: Well you just prepare more samples simultaneously because you are doing more.  So the prep time is the same. The important point here that Steve made is it’s very scalable.  It’s all pipette-oriented prep procedures.  It’s not handling one sample through a gel, etc.

<Q — Un Kwon-Casado>: Okay, great, thanks.  And then secondly, can you talk about your manufacturing backlog.  How many units do you currently have under manufacturing?

<A — Steve Lombardi>: We’ve been talking since November about the fact that we’ve got eight instruments on the manufacturing floor.  We now have seven, which is a nice thing to say, and we are bringing — we’re doing a final testing on instrument two. Starting the final testing on the next set of instruments and are bringing the electrical mechanical assembly of the last set to a point where they can start testing.  So the manufacturer is moving really, really nicely. What we are trying to figure out now on is how can we accelerate testing with the knowledge we have of the first couple.  And that’s always a matter of process and that will remain the longest part of the residence time on the manufacturing floor at least through 2008, is to really make sure that these instruments work.

<Q — Un Kwon-Casado>: Okay, great. And just one quick accounting question.  So as far as cost of goods is concerned right now its booked on the R&D line, when does that shift towards the cost of goods?

<A — Steve Lombardi>: We’ve met technical feasibility from an accounting rule perspective in December.  So we need to get the inventory we have shipped out and at some point in 2008 we will begin putting those instruments and that associated inventory through our cost of goods line.  So 2008 will be a bit convoluted in really trying to measure our margin because of the instruments that have already been expensed, and the fact that we are not going to be producing at our full rate of production, so we’ll have a fair amount of overhead absorbed to process a few instruments.  The thing should settle out in 2009.

<Q — Un Kwon-Casado>: Great, thanks very much.

<A — Steve Lombardi>: No problem.

Operator:  Thank you.  And we’ll go to a follow-up from Derik de Bruin with UBS.

<Q — Derik de Bruin>: Hi so, I just want ask a couple of quick questions here.  So I assume that you are looking for a new CFO to replace Louise.  Could you just give us some timelines in terms of what you are looking for?

<A — Steve Lombardi>: Well, we have started a search and we are looking for somebody who’s got similar skills of Louise, who can help us at this stage of our growth, somebody who has been through what we are about to go through, who can really help us from both the financing side, the investor relations side and of course help their peers manage the business and make sure that the accounting function is well done.  Those are the key areas.

<Q — Derik de Bruin>: And when you look at your cash burn guidance for 2008, so now have you drawn anything down on the credit facility from GE that you took?

<A — Steve Lombardi>: Yes, we took 10 million down at the end of the year.

<Q — Derik de Bruin>: Okay.  And looking at the 40 to 50 million burn, is that sufficient to basically get everything you have out the door? And I guess I am asking if you think you are going to have to do another round of financing this year?

<A — Steve Lombardi>: It’s hard to know, Derik. Financing is always a tough one. Until we get a really good sense of what the order ramp is, which will impact inventory; and then what the customer acceptance is, and how quickly — to the question before about how quickly can we get the customers up to speed at consuming reagents.  We’ve got to know a little bit more clarity there to really understand where that cash position is going to be by the end of the year.  But we’re going to — we’re monitoring that very closely and we believe we’ll make the right decision for the company and the shareholders.

<Q — Derik de Bruin>: Thank you very much.

<A — Stanley Lapidus>: You’re welcome.

Operator:  And with no further question I’d like to turn the conference back over to Mr. Lapidus for any additional or closing remarks.

Stanley N. Lapidus, Chairman and Chief Executive Officer

Great, thank you very much, ladies and gentlemen, for your questions and your attention.  We look forward to speaking with you at the next Q call.

Operator:  Thank you.  And ladies and gentlemen, that will conclude today’s conference.  We do thank you for your participation and you may disconnect at this time.

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